Exhibit 99

Contact:	Nancy L. Robertson Senior Vice President of People & Communications (405) 225-5600

MICHAEL MAPLES, FORMER MICROSOFT EXECUTIVE, JOINS SONIC’S BOARD

OKLAHOMA CITY (June 15, 2005) – Sonic Corp. (NASDAQ/NM: SONC), the nation's largest chain of drive-in restaurants, today announced that Michael J. Maples has been named to its Board of Directors.

        After spending 23 years with IBM in marketing, product development and software strategies, Maples joined Microsoft in 1988, where he retired in 1995 as executive vice president of the Worldwide Products Group and member of the Office of the President. He currently serves as a consultant and advisor for Microsoft and is a member of the board of directors of Lexmark Corp., Motive Software and Multimedia Games, Inc.

        “The technology, product development and marketing knowledge Mike brings will greatly benefit Sonic and help us continue our forward momentum,” said Clifford Hudson, Sonic’s Chairman, Chief Executive Officer and President. “My fellow board members and I look forward to his participation as a director and to his counsel about the future direction of our company as we continue to build the Sonic brand.”

        Sonic, America’s Drive-In, originally started as a hamburger and root beer stand in 1953 in Shawnee, Okla., called Top Hat Drive-In, and then changed its name to Sonic in 1959. The first drive-in to adopt the Sonic name is still serving customers in Stillwater, Okla. Sonic has approximately 3,000 drive-ins coast to coast and in Mexico. More than a million customers eat at Sonic every day. For more information about Sonic Corp. and its subsidiaries, visit Sonic at www.sonicdrivein.com.

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